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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8-K

                                Current Report

                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) September 19, 1996



                           VILLAGE BANCORP, INC.
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          (Exact name of registrant as specified in its charter)


        Connecticut                 0-11786               06-1076844
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 (State or other jurisdiction     (Commission           (IRS Employer
     of incorporation)             File No.)          Identification No.)


          25 Prospect Street
        Ridgefield, Connecticut                             06877
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  (Address of principal executive offices)                (Zip Code)


     Registrant's telephone number, including area code: 203-438-9551


________________________________________________________________________
    (Former name or former address, if changed since last report.)

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Item 5.   Other Events.
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          See the attached press release dated September 23, 1996.


                                 SIGNATURE


               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          VILLAGE BANCORP, INC.

                                                /s/ Robert V. Macklin
                                          By __________________________
                                             Name:  Robert V. Macklin
                                             Title: President and Chief
                                                    Executive Officer


September 25, 1996


             Village Bancorp, Inc. Adopts Stockholder Rights Plan

               Ridgefield, Connecticut -- September 23, 1996 -- Village Bancorp, Inc. (NASDAQ:VBNK) announced today that its Board of Directors has adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of Village Bancorp that do not offer an adequate price to all stockholders or are otherwise not in the best interests of Village Bancorp and its stockholders. Village Bancorp said that the Plan was not adopted in response to any specific effort to acquire control of the Company.

               Under the Plan each common stockholder at the close of business on October 4, 1996 will receive a dividend of one right for each share of Common Stock held. Each right entitles the holder to purchase from Village Bancorp one-tenth of a share of Common Stock at an initial purchase price of $6.00. The rights will become exercisable and will detach from the Common Stock a specified period of time after any person has become the beneficial owner of 15% or more of Village Bancorp's Common Stock or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Common Stock.

               If any person becomes the beneficial owner of 15% or more of Village Bancorp's Common Stock, each right will entitle the holder, other than the acquiring person, to purchase for ten times the purchase price Village Bancorp Common Stock having a value of twice the adjusted purchase price.

               If, following an acquisition of 15% or more of Village Bancorp's Common Stock, Village Bancorp is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for ten times the purchase price common stock of the other party to such transaction having a value of twice the adjusted purchase price.

               At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of the Company's Common Stock, Village Bancorp may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.

               Village Bancorp may redeem the rights at a price of $.01 per right at any time prior to a specified period of time after a person has become the beneficial owner of 15% or more of its Common Stock. The rights will expire on October 4, 2006, unless earlier exchanged or redeemed.

               Robert V. Macklin, President and Chief Executive Officer, said:
"The rights are intended to enable all Village Bancorp stockholders to realize the long-term value of their investment in Village Bancorp. They would not prevent a takeover of Village Bancorp. However, the rights plan should encourage anyone seeking to acquire Village Bancorp to negotiate with the Board prior to attempting a takeover."